Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Eos Energy Enterprises, Inc. (formerly known as B. Riley Principal Merger Corp. II) on Form S-1 of our report dated March 2, 2020, except for Note 6, as to which the date is May 20, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Eos Energy Enterprises, Inc. (formerly known as B. Riley Principal Merger Corp. II) as of February 14, 2020 and December 31, 2019 and for the period from January 1, 2020 through February14, 2020 and for the period from June 3, 2019 (inception) through December 31, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on November 16, 2020, and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of November 16, 2020. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
New York, NY
December 9, 2020